Exhibit 99.1

PRESS RELEASE

Contact:	Thomas J. Sargeant
Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635

For Immediate Release

AVALONBAY COMMUNITIES ANNOUNCES REDEMPTION OF

8.70% SERIES H CUMULATIVE REDEEMABLE PREFERRED STOCK

Alexandria, VA (September 11, 2008) - AvalonBay Communities, Inc. (NYSE: AVB) announced today that it is giving notice that it will redeem all outstanding shares of its 8.70% Series H Cumulative Redeemable Preferred Stock (“Series H Preferred Stock”) (AVB PrH – CUSIP No. 053484705) on October 15, 2008 at a price of $25.00 per share, plus $0.1752 per share in accrued and unpaid dividends to the redemption date, for an aggregate redemption price of $25.1752 per share of Series H Preferred Stock.

From the redemption date forward, dividends on the Series H Preferred Stock will no longer accrue, and holders of the Series H Preferred Stock will have no rights other than the right to receive the redemption price of $25.1752, without interest, upon surrender of certificates representing the Series H Preferred Stock.  Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Series H Preferred Stock pursuant to the instructions contained in or accompanying the Notice of Redemption to Mellon Investment Services LLC, which will serve as redemption agent for the Series H Preferred Stock, during its usual business hours at the addresses specified in the Notice of Redemption.

The Notice of Redemption and related materials will be mailed to holders of record of the Series H Preferred Stock on or about September 12, 2008.  Questions relating to the Notice of Redemption and related materials should be directed to Mellon Investor Services LLC, the redemption agent, at 1-800-777-3674 or to AvalonBay Communities, Inc. Investor Relations at (703) 317-4747.

About AvalonBay Communities, Inc.

As of June 30, 2008, AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, owned or held an ownership interest in 180 apartment communities containing 51,118 apartment homes in ten states and the District of Columbia, of which 20 communities were under construction and 10 communities were under reconstruction.  AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay, an S&P 500 listed company, may be found on AvalonBay’s Web site at http://www.avalonbay.com.